Exhibit 10.2.  Pledge and Stock Purchase Agreement dated as of January 15, 2010 between the Company and each of Rick Weidinger, Ken Brooks, David Baird, Frederick Bohlander and Colin Eagen.

PLEDGE AND STOCK PURCHASE AGREEMENT

This Pledge and Stock Purchase Agreement (“Agreement”) is entered into on the date(s) set forth in the signature block below with the intention that it be effective as of January 15, 2010 (“Effective Date”) by Braintech, Inc., a Nevada corporation (“Braintech”) and Purchaser.

Whereas:

A.
Braintech, along with its subsidiaries Braintech Government & Defense, Inc. and Braintech Industrial, Inc., has entered into a Loan and Security Agreement (Term Loan) (“Term Loan Agreement”) with Silicon Valley Bank (“SVB”) for a term loan (“Term Loan”) of up to $2,200,000.00.

B.
Purchaser and other parties (Purchaser and such other parties, collectively, “Pledgors”) have each provided either cash or a letter of credit (“Pledge”) to SVB as collateral security for the Term Loan.

C.
Purchaser has entered into a Subordination Agreement dated as of October 30, 2009 in favor of SVB, and either a Non-Recourse Letter of Credit Agreement or a Non-Recourse Pledged Account Agreement dated as of October 30, 2009 in favor of SVB.

D.	Braintech has executed a Note and Security Agreement dated as of even date herewith (“Note and Security Agreement”) in favor of Purchaser and the other Pledgors.

E.
This Agreement, the Note and Security Agreement and other documents described more specifically in the Note and Security Agreement are hereinafter referred to collectively as the “Pledgor Loan Documents” (as defined in the Note and Security Agreement).

Now therefore, in consideration of the actions described in the above recitals and the terms and conditions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

11.
For each dollar of Pledge provided by Purchaser as collateral security for the Term Loan on or before March 31, 2010, Braintech will issue to Purchaser twenty (20) shares of Braintech common stock, $0.001 par value (“Shares”).  Minimum Pledge to be provided by any Purchaser is $100,000.00.

12.	A certificate representing the Shares will be delivered to Purchaser promptly after execution of this Agreement by Purchaser and Braintech.

13.
Braintech may pay off or pay down the Term Loan as soon as possible at a faster rate than that called for by the Term Loan Agreement, subject to the approval of Braintech’s Board of Directors that the Company is adequately able to pay off or pay down the Term Loan at that faster rate.

14.
The Pledgor Committee (as defined in Schedule A) has the right to review and/or to ultimately approve or deny any debt financing proposed by Braintech, but such approval shall not be unreasonably withheld, conditioned or delayed.

15.
All initial and ongoing expenses relating to the establishment transfer and/or ongoing maintenance of the Pledge, if any, will be paid by Braintech within 30 days of Braintech receiving notification of those expenses from Purchaser.

16.
Purchaser will rank pari passu with the other Pledgors with regard to all transactions associated with the Term Loan and the Pledges and with regard to all rights and obligations attendant thereto, including without limitation the application of any proceeds received, whether directly from Borrower or from the sale of assets or exercise of other remedies following any default.  Any Draw (as defined in the Note and Security Agreement) shall be borne ratably among the Pledgors according to their respective contributions to the total outstanding Pledges at the time of such Draw, even if such Draw is not implemented ratably by SVB.  In addition, the Return that arises from any Draw shall be distributed ratably among the Pledgors according to their respective contributions to the total outstanding Pledges at the time of such Draw.  By way of example and not limitation, if Borrower defaults under the Term Loan Agreement in the amount of $350,000 and SVB takes $350,000 from the Pledged Account (as defined in the Note and Security Agreement) of Pledgor Kenneth Brooks (“Brooks”) and no other Draw has been made, then each other Pledgor within three business days after his Pledge has been released by SVB, shall pay Brooks such other Pledgor’s proportionate share of Brooks’ $350,000 Draw, and Braintech shall owe each Pledgor a proportionate share of the Return, all as shown in the following table:

EXAMPLE - SVB TAKES $350,000 FROM PLEDGOR KENNETH BROOKS

Pledgor	Pledge	% of Total	Pledgor Owes Brooks	Principal and Return Braintech Owes Pledgor

Frederick W. Weidinger	$750,000	48.39%	$169,354.84	$254,032.26

Kenneth Brooks	$350,000	22.58%	$79,032.26	$118,548.39

David J. Baird	$250,000	16.13%	$56,451.61	$84,677.42

Frederick J. Bohlander	$100,000	6.45%	$22,580.65	$33,870.97

Colin K. Eagen	$100,000	6.45%	$22,580.65	$33,870.97

TOTAL	$1,550,000		$350,000.00	$525,000.00

17.	The Pledgors’ security interest will rank second only to SVB’s security interest unless explicitly approved by the Pledgors.

18.
In the event of a default under the Term Loan Agreement, those Pledgors who are not already on Braintech’s Board of Directors (“Board”) will be immediately invited to the Board. At least two directors who are not Pledgors will serve on the Board.  Thereafter, the decisions of the Board will be established by a simple majority vote of the Directors.

19.
Braintech and the Pledgors agree that David Baird, Fred Bohlander, Kenneth Brooks and Colin Eagen be appointed as members of the Pledgor Committee (as defined in Schedule A), with Kenneth Brooks serving as Chairman of the Pledgor Committee.

20.	This Agreement includes the terms of the attached Schedule A, General Provisions and the Investor Questionnaires, which are incorporated herein by reference and made a part hereof.

In witness whereof, the parties have executed this Agreement as of on the date(s) set forth in the signature block below with the intention that it be effective as of the Effective Date.

PURCHASER                                                                       BRAINTECH, INC.

_______________________________________       By:______________________________________
Signature                                                                                        Rick Weidinger, CEO

Date:___________________________________                Date:_____________________________________

Schedule A

Establishment of Pledgor Committee and Appointment of Members

1.
Braintech and the Pledgors agree that David Baird, Fred Bohlander, Kenneth Brooks and Colin Eagen are hereby appointed as members of a committee ("Pledgor Committee"), with Kenneth Brooks serving as the Chairman of the Pledgor Committee.  The Pledgor Committee shall operate by unanimous vote and, following consultation with the other Pledgors, shall have the right to manage the affairs of the Pledgors as they relate to Braintech, subject to the terms hereof.  If the Pledgor Committee is unable to reach a unanimous vote on a particular issue within ten (10) business days, the issue shall be decided by the Majority Pledgors (as hereinafter defined).

2.
Purchaser hereby irrevocably appoints David Baird, Fred Bohlander, Kenneth Brooks and Colin Eagen as members of the “Pledgor Committee”, as the true representatives of Purchaser for and in the name of or otherwise on behalf of Purchaser with full power to do and execute any and all acts, consents and/or waivers, that are requested by Braintech to be given under this Agreement and to receive any notices from Braintech that are required to be given under this Agreement.  The Pledgor Committee shall act in the best interest of all of the Pledgors, collectively, and shall use its best efforts to consult with the other Pledgors prior to taking any action or issuing any consent or waivers and shall promptly forward copies of any notices or other documents it receives from Braintech to the other Pledgors.  Without the consent, approval or concurrent action of Pledgors who have provided over fifty percent (50%) of the then outstanding Pledges (“Majority Pledgors”), the Pledgor Committee shall not:  (1) reduce the interest rate due under the Note and Security Agreement or otherwise reduce the amounts due in connection with the Note and Security Agreement; (2) forgive any principal or the Returns due under the Note and Security Agreement; (3) increase the maximum amount of the Pledges or any other Pledgor Loan Documents; (4) extend the maturity date of the obligations under the Note and Security Agreement or the date of any interest payment thereunder; (5) consent to or accept any cancellation or termination of any Pledgor Loan Document, or agree to a transfer or termination of any instrument now or hereafter assigned to it as security for the Pledgor Loan Documents; (6) release, partially or fully, any collateral given as security for the Pledgor Loan Documents, except as authorized in therein; (7) release, partially or fully, any party liable on any guaranty or materially amend any guaranty (including, restricting the amount of the right of recovery thereunder); or (8) waive any default involving the payment of a Return, principal or interest which is an event of default under the Pledgor Loan Documents.

3.
Each Purchaser agrees and acknowledges that so long as the members of the Pledgor Committee act in good faith and without willful misconduct, the members of the Pledgor Committee shall not be liable for any action taken in respect of the Shares, the Pledges, or financings or operations of Braintech, or Purchaser’s rights under this Agreement and the Pledgor Loan Documents, and Purchaser and Braintech will indemnify and save harmless the members of the Pledgor Committee from all acts or omissions undertaken as a representative of Purchaser without limitation; provided, however, that in no event shall Borrower, the members of the Pledgor Committee or any of the other Purchasers be liable for any special, consequential, exemplary damages or lost profits.

4.	The Pledgor Committee expires once SVB releases all of the Pledges and no monies are owing to Purchasers by Braintech.